Exhibit (p)(1)

Supplement to Nuveen Code of Ethics
For Independent Trustees of the TIAA-CREF Funds Complex

I. Introduction

The purpose of this supplement to the Nuveen Code of Ethics (“Nuveen Code”) is to address the requirements applicable to independent trustees of CREF, the TIAA-CREF Funds, TIAA-CREF Life Funds, and TIAA Separate Account VA-1 (the “Funds”).

All of a Fund’s trustees are presumed to be Access Persons of the Fund and therefore, except as otherwise set forth in this supplement, the provisions and requirements in Sections 1 through 7 of the Nuveen Code apply to the independent trustees of the Funds. Capitalized terms herein are used as defined in the Nuveen Code.

II. Exceptions for Independent Trustees

Trustees of the Funds who are not “interested persons” of a Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940 (“Independent Trustees”) are not subject to the reporting requirements with respect to possession of material non-public information (under the heading “Material Non-Public Information” in the Nuveen Code), or the “Pre-clearance and Holding Requirements” (including the section “What Needs To Be Pre-Cleared”), “Other Restrictions”, and “Reporting Requirements” in the Nuveen Code (items 8-26) covering other Access Persons, except as described below:

a.) An Independent Trustee shall be required to comply with Pre-Clearance requirements (item 8 in the Nuveen Code) and to file a Quarterly Disclosure Report (item 25 in the Nuveen Code) if he or she transacts in a Reportable Security and knew, or should have known in the ordinary course of fulfilling his or her official duties as a Fund director, at the time of his or her transaction that, during the 15-day period immediately before or after the trustee’s transaction, i) the Fund purchased or sold the Reportable Security, or ii) the Fund or its investment adviser considered purchasing or selling the Reportable Security.

b.) An Independent Trustee shall be required to provide a written or electronic certification each year acknowledging his or her receipt of the most recent version of the Nuveen Code and this Supplement, and that he or she has complied with the policy and procedures stated herein.